Exhibit 99.1

Second ABS Settlement Supplement January 7, 2021 Highly Confidential Information / Subject to Confidentiality Agreement Confidential Settlement Proposal Subject To FRE 408 Not Admissible In Any Proceeding

Forecast HVF II Walk 12/31/20 – 9/30/21

	Actual	12/31 - 09/30 Pro Forma Adjustments								Pro Forma
	12/31/2020	Sell Cars	(G)/L on Sale	ABS Book Depreciation	Casualty	Collect & Remit Cash	Retail Cost Recovery	Interest Payments	Lease Payment	9/30/2021
Risk Vehicle Count	270,322	(113,381)			(10,515)					146,426
Program Vehicle Count	8,450	(8,129)			(108)					213
Total Vehicles	278,772	(121,510)			(10,623)					146,639
ABS NBV - Risk	$ 4,767	$ (1,501)		$ (842)	$ (172)					$ 2,252
ABS NBV - Program	$ 338	$ (318)		$ (12)	$ (4)					$ 4
OEM A/R	$ 14					$ (14)				$ -
Cash	$ 31					$ (31)				$ -
Fleet Asset Balance	$ 5,149									$ 2,255
ABS Note Prin. Bal	$ 4,609	$ (1,819)	$ (406)			$ (45)	$ 32	$ 16	$ (756)	$ 1,631
Over Collateralization	$ 540									$ 625
Letter of Credit	$ 160							$ (63)		$ 97
Net Casualty Claim *	$ 218									$ 394
Loan to Value	89.5%									72.3%
Loan to Value with Casualty Claim	85.9%									61.5%
Loan to Value with Casualty Claim and LC	83.4%									59.4%

** Net Casualty Claim amount of $218M includes December casualty activity.*

- An average risk vehicle ABS book depreciation rate of 2.34% of ABS NBV per month will be recognized for the February 2021 through September 2021 period, which approximately equates to an average depreciation rate of approximately 1.43% of ABS capitalized cost per month; the risk vehicle ABS book depreciation rate recognized in January 2021 was set at least equal to 2% of ABS capitalized cost, which approximately equates to at least 3.08% of ABS NBV

Hertz

Confidential Settlement Proposal
Subject To FRE 408
Not Admissible In Any Proceeding

2

3 Vehicle Disposition Schedule Confidential Settlement Proposal Subject To FRE 408 Not Admissible In Any Proceeding From To Risk Vehicle Disposals (Units) Risk Vehicle NBV Proceeds ($M) Risk Vehicle Gain / (Loss) on Sale ($M) Program Vehicle Diposals (Units) Program Vehicle NBV Proceeds ($M) Total Units Disposed Total Proceeds ($M) Target Cumulative Vehicle Disposition Proceeds ($M) 90% of Target Cumul. Vehicle Disposition Proceeds ($M) 1/1/2021 1/31/2021 2,399 $30 $9 3,960 $166 6,359 $204 $204 $184 2/1/2021 2/28/2021 1,298 $16 $4 230 $9 1,528 $29 233 $210 3/1/2021 3/31/2021 1,960 $17 $14 488 $17 2,448 $47 281 $253 4/1/2021 4/30/2021 10,545 $134 $46 3,429 $126 13,974 $305 586 $527 5/1/2021 5/31/2021 20,917 $330 $101 1 $0 20,918 $431 1,017 $916 6/1/2021 6/30/2021 16,068 $214 $55 12 $0 16,080 $269 1,287 $1,158 7/1/2021 7/31/2021 17,944 $220 $59 8 $0 17,952 $279 1,566 $1,410 8/1/2021 8/31/2021 23,350 $270 $69 0 $0 23,350 $339 1,905 $1,714 9/1/2021 9/30/2021 18,900 $270 $50 1 $0 18,901 $321 2,226 $2,003 Total 113,381 $1,501 $406 8,129 $318 121,510 $2,226 Monthly Cumulative

4 Casualty Estimates by Month Confidential Settlement Proposal Subject To FRE 408 Not Admissible In Any Proceeding From To Risk Units Program Units Total Units Risk ABS NBV ($M) Program ABS NBV ($M) Total ABS NBV ($M) 1/1/2021 1/31/2021 1,352 42 1,394 $24 $2 $26 2/1/2021 2/28/2021 1,333 22 1,355 $23 $1 $24 3/1/2021 3/31/2021 1,320 21 1,341 $22 $1 $23 4/1/2021 4/30/2021 1,303 18 1,321 $21 $1 $22 5/1/2021 5/31/2021 1,244 1 1,245 $20 $0 $20 6/1/2021 6/30/2021 1,133 1 1,134 $18 $0 $18 7/1/2021 7/31/2021 1,047 1 1,048 $16 $0 $16 8/1/2021 8/31/2021 952 1 953 $15 $0 $15 9/1/2021 9/30/2021 831 1 832 $13 $0 $13 Total 10,515 108 10,623 $172 $4 $176